CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Argyle Security, Inc.

We hereby consent to the incorporation by reference therein, in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to Form S-1, of our report dated February 3, 2006 on the financial statements of Argyle Security Acquisition Corporation (a corporation in the development stage) as of December 31, 2005 and for the period from June 22, 2005 (inception) to December 31, 2005, included in its Annual Report on form 10-K filed with the Securities and Exchange Commission on March 19, 2007. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

August 21, 2007